Exhibit 99.1

Butterfly Network Reports Preliminary, Unaudited Fourth Quarter 2024 Revenue Growth of Approximately 35% Year over Year

The Company will present a business update at the 43rd J.P. Morgan Healthcare Conference on January 16, 2025 at 7:30 am PST.

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Burlington, Mass and NEW YORK – January 8, 2025 – Butterfly Network, Inc. (NYSE: BFLY) (“Butterfly”, “the Company”), a digital health company transforming care with portable, semiconductor-based ultrasound technology and intuitive software, today announced that it expects to report revenue growth for the fourth quarter ended December 31, 2024 of approximately 35% year over year.

Joseph DeVivo, Butterfly's President, Chief Executive Officer and Chairman commented, “The Butterfly team closed out 2024 strong, with yet another standout performance in the final quarter. Our preliminary unaudited results show we exceeded expectations again, with our growth rate accelerating throughout the year. This kind of performance doesn’t happen by chance; it’s the result of relentless execution, exceptional products, and a team that’s nothing short of extraordinary. This is Butterfly.”

Heather Getz, Butterfly's Chief Financial and Operations Officer continued, "We expect to report audited fourth quarter and full year 2024 results in late February and to provide 2025 guidance at that time. We’re thrilled to be heading into 2025 with great momentum and expect another year of strong top line growth with continued fiscal discipline.”

Butterfly will participate at the 43rd Annual J.P. Morgan Healthcare Conference taking place January 13-16, 2025. Mr. DeVivo will present on Thursday, January 16, 2025, at 7:30 AM PST. A webcast of the presentation will be posted on the Events & Presentations section of the Butterfly investor website, and available for replay until February 15, 2025.

Butterfly has not yet completed its fiscal year-end financial close process for the quarter ended December 31, 2024. This estimate of Butterfly’s year over year revenue growth for the quarter ended December 31, 2024 is preliminary, based on currently available information, has not been audited and is subject to change upon completion of Butterfly’s financial statement closing procedures. Additional information and disclosure would be required for a more complete understanding of Butterfly’s financial position and results of operations as of December 31, 2024. The preliminary financial data included in this release has been prepared by, and is the responsibility of, Butterfly’s management. Deloitte & Touche LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The information presented herein should not be considered a substitute for the financial information the Company will file with the U.S. Securities and Exchange Commission in its annual report on Form 10-K for the fiscal year ended December 31, 2024.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our statements regarding the Company’s estimated fourth quarter revenue growth and its expectations with respect to 2025 financial results. Forward-looking statements are based on our current beliefs and assumptions and on information currently available to us. These forward-looking statements involve significant known and unknown risks and uncertainties and other factors that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside our control and are difficult to predict. Factors that may cause such differences include, but are not limited to: our ability to grow and manage growth effectively; the success, cost, and timing of our product and service development activities; the potential attributes and benefits of our products and services; the degree to which our products and services are accepted by healthcare practitioners and patients for their approved uses; our ability to obtain and maintain regulatory approval for our products, and any related restrictions and limitations of any approved product; our ability to identify, in-license, or acquire additional technology; our ability to maintain our existing license, manufacturing, supply, and distribution agreements; our ability to compete with other companies currently marketing or engaged in the development of products and services that we are currently marketing or developing; changes in applicable laws or regulations; the size and growth potential of the markets for our products and services, and our ability to serve those markets, either alone or in partnership with others; the pricing of our products and services, and reimbursement for medical procedures conducted using our products and services; our estimates regarding expenses, revenue, capital requirements, and needs for additional financing; our financial performance; our ability to raise financing in the future; and other risks and uncertainties indicated from time to time in our most recent Annual Report on Form 10-K, as amended, or in subsequent filings that we make with the Securities and Exchange Commission. We caution that the foregoing list of factors is not exclusive. We caution you not to place undue reliance upon any forward-looking statements, which speak only as of the date of this press release. We do not undertake or accept any obligation or undertake to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based.

About Butterfly Network

Founded by Dr. Jonathan Rothberg in 2011, Butterfly Network is a digital health company with a mission to democratize medical imaging by making high-quality ultrasound affordable, easy-to-use, globally accessible, and intelligently connected, including for the 4.7 billion people around the world lacking access to ultrasound. Butterfly created the world's first handheld single-probe, whole-body ultrasound system using semiconductor technology, Butterfly iQ. The company has continued to innovate, leveraging the benefits of Moore’s Law, to launch its second generation Butterfly iQ+ in 2020, and third generation iQ3 in 2024 – each with increased processing power and performance enhancements. The disruptive technology has been recognized by TIME’s Best Inventions, Fast Company’s World Changing Ideas, CNBC Disruptor 50, and MedTech Breakthrough Awards, among other accolades. With its proprietary Ultrasound-on-Chip™ technology, intelligent software, and educational offerings, Butterfly is paving the way to mass adoption of ultrasound for earlier detection and remote management of health conditions around the world. Butterfly devices are commercially available to trained healthcare practitioners in areas including, but not limited to, parts of Africa, Asia, Australia, Europe, the Middle East, North America and South America; to learn more about available countries, visit: butterflynetwork.com/choose-your-country.

Butterfly Investors:

Heather Getz
Chief Financial and Operations Officers, Butterfly Network
investors@butterflynetwork.com

and

Steve Halper

LifeSci Advisors (IR Representative)
646-876-6455
shalper@lifesciadvisors.com